The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

January 8, 2013

Dear Evan:

I am pleased to offer you employment in the position of Chief Financial Officer (“CFO”) of The Gymboree Corporation (the “Company”). In this position, you will report to the Chief Executive Officer of the Company.

Start Date: If you accept our offer, your starting date will be January 21, 2013 (or such other date as is mutually agreed to by the Company and you) (such starting date, the “Effective Date”).

Base Salary: Your initial base salary will be at the rate of $400,000 per year, payable in accordance with the regular payroll practices of the Company. This salary will be subject to annual review for increase from time to time in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Such base salary, as from time to time adjusted, is referred to as “Base Salary.”

Annual Bonus: You will be considered annually for a target annual bonus equal to 50% of your Base Salary. The actual amount of the bonus, if any, will be based on the attainment of pre-established performance goals as determined by the Compensation Committee To be eligible to receive the bonus, you must be employed through the last day of the applicable fiscal year. Any annual bonus shall be paid as soon as practicable following the completion of the Company’s audited financial statements for the applicable fiscal year and in all events during the calendar year in which the applicable fiscal year ends.

Sign-On Bonus: You will receive a sign-on bonus in the amount of $150,000 payable in cash on the next regularly scheduled payroll date following the Effective Date. If you voluntarily terminate employment or your employment is terminated for Cause (as defined below) within twelve months of the Effective Date, you must repay the bonus to the Company within thirty days following employment termination.

Equity Grants: As soon as reasonably practicable following the Effective Date, you will be granted options (“Options”) to acquire units and restricted units (“Restricted Units”) of Giraffe Holding, Inc. (“Parent”) (with each unit (“Unit”) comprised of nine shares of Class A common stock of Parent and one share of Class L common stock of Parent). Each grant is made pursuant, and subject, to Parent’s 2010 Equity Incentive Plan (the “Plan”, attached as Exhibit A) and an award agreement (attached as Exhibits B and C). You and the Company agree that the Units received upon exercise of the Options and the Restricted Units will be subject to the Amended and Restated Stockholders Agreement among Parent, the Company and certain other parties dated December 23, 2011, as from time to time amended (attached as Exhibit D).

Options: You will be granted Options to purchase 60,000 Units with an exercise price equal to the fair market value of a Unit on the date of grant. The Options will vest in equal installments on each of the first five anniversaries of the Effective Date.

Restricted Units: You will be granted Restricted Units with a fair market value (as determined by the Board of Directors of Parent in good faith) of $250,000 on the date of grant. The Restricted Units will vest in equal installments on each of the first three anniversaries of the Effective Date.

Benefit Plans. During your employment with the Company, you, and where applicable your spouse and dependents, will be eligible to participate in all benefit plans of the Company that are made available generally to other senior executive officers of the Company, subject to the terms such plans. In addition to holidays observed by the Company, you will be eligible for paid time off in accordance with the policies of Company as in effect from time to time.

Reimbursement of Business Expenses. The Company will reimburse you for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

Severance: You will be eligible to participate in The Gymboree Corporation Management Severance Plan (the “Severance Plan”), in accordance with its terms. Your Severance Payment Percentage (as defined in the Severance Plan) will be equal to 100%, which means that you will be entitled to receive 12 months’ Base Salary on a termination by the Company without Cause or a resignation by you for Good Reason (as such terms are defined in the Severance Plan).

Form I-9: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees within three business days of hire. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work.

Withholding: All payments made by the Company under this letter agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Code of Conduct: You will be subject to, and you agree to comply with, the Company’s Code of Conduct and Code of Ethics. You will also become a party to the Company’s Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached as Exhibit E.

Employment at Will. This letter agreement and your response are not intended to constitute a contract of employment for a definite term. Employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate your employment relationship at any time, with or without notice or cause.

If you wish to accept this offer, please sign, date and return this letter agreement to me. If you do accept as provided, this letter agreement will take effect as a binding agreement between you and the Company on the date it is received by me on behalf of the Company, provided that you satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement for your records.

Evan, formalities aside, I am personally gratified that you are joining us and look forward to your contribution.

Sincerely,

/s/ Jordan Hitch

Jordan Hitch

Accepted and agreed:

/s/ Evan Price

Evan Price

Date: _____________

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